Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into by and between Donald P. Segers (“Executive”) and O.I. Corporation, an Oklahoma corporation (the “Company”), effective as of August 8, 2008.

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated June 25, 2007 (the “Agreement”);

WHEREAS, pursuant to Section 5.5 of the Agreement, Executive and the Company may amend the Agreement; and

WHEREAS, the Company and Executive now desire to amend the Agreement to clarify the effect on Executive of a Change in Control (as defined in the Agreement).

NOW, THEREFORE, for and in consideration of the premises and the mutual benefits to the parties arising out of this Amendment, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and Executive agree that the Agreement is amended hereby as follows:

1. Section 2.5.5 of the Agreement is deleted in its entirety and the following is substituted therefor:

“2.5.5 Effect of Change in Control. If, within one (1) month prior to or twelve (12) months following a Change in Control, Executive is terminated without Cause or resigns for Good Reason, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of the following as of the date of termination: (A) Executive’s Base Salary then in effect which has been earned but unpaid; (B) earned but unpaid bonus, and accrued, unused paid vacation; (C) vested benefits under any employee benefit plan then in effect and applicable to Executive; (D) any benefits to which Executive is entitled under law; and (E) any expenses which are reimbursable under this Agreement and incurred prior to the date of termination. In addition, Executive shall be entitled to receive severance benefits equivalent to twenty-four (24) months Base Salary then in effect, less applicable statutory deductions and withholdings and the Company shall continue to provide health benefits to Executive during such twenty-four (24) month period (“Change in Control Benefits”), provided that the Company’s obligation to pay, and Executive’s right to receive, Change in Control Benefits shall be conditioned upon Executive’s execution of a general release of and covenant not to sue the Company and related parties, and reaffirmation of Executive’s agreements not to disclose, use, or make

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available the Company’s trade secrets and confidential information, and shall cease in the event of Executive’s breach of his obligations under this Agreement and/or the EPPI.”

2. Except as set forth in this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflicts of laws principles.

4. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN BRAZOS COUNTY, TEXAS.

5. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be executed on the date first written above.

“COMPANY”

O.I. CORPORATION

By:	/s/ Laura E. Samuelson
Name:	Laura E. Samuelson
Title:	Corporate Counsel & Corporate Secretary
Date:	August 8, 2008

“EXECUTIVE”

/s/ Donald P. Segers
Donald P. Segers
Date: August 8, 2008